Exhibit 99.1

 Metromedia International Group Inc. To Webcast Annual Meeting of Stockholders

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Dec. 12, 2006--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: PINK SHEETS: MTRM - Common Stock and PINK SHEETS: MTRMP - Preferred Stock), the owner of interests in communications businesses in the country of Georgia, today announced that it will webcast its 2006 Annual Meeting of Stockholders being held at 10:00 AM Eastern on Friday, December 15, 2006, in the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, pursuant to an Order of the Court of Chancery of the State of Delaware. The meeting will be webcast live and can be accessed on the MIG website at www.metromedia-group.com.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

    This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including in particular those regarding the election of the Company's Board of Directors and the upcoming annual meeting of Company stockholders scheduled for December 15, 2006. Various factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9,
2005, March 23, 2005, April 19, 2005, April 20, 2005, June 7, 2005,
June 17, 2005, July 12, 2005, July 18, 2005, July 25, 2005, July 28,
2005, August 3, 2005, August 10, 2005, September 8, 2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006, March 17,
2006, May 11, 2006, May 18, 2006, June 26, 2006, July 14, 2006, August
8, 2006, August 15, 2006, August 22, 2006, September 27, 2006, October
2, 2006, October 10, 2006, October 24, 2006, October 25, 2006, October
30, 2006, November 16, 2006, November 17, 2006, November 20, 2006,
November 30, 2006 and December 5, 2006). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, Chief Financial Officer and Treasurer
             704-321-7380
             investorrelations@mmgroup.com